Exhibit 3.9

ARTICLES OF ORGANIZATION

OF

GEORGIA PCS LEASING, LLC

1.

The name of the limited liability company shall be GEORGIA PCS LEASING, LLC.

2.

The purpose of the limited liability company shall be to engage in the business of buying, selling and leasing telephone and telecommunication equipment of all types and to do any and all things necessary, convenient, or incidental to that purpose and accomplish any lawful business whatsoever which at any time appears to be conducive to or expedient for the protection or benefit of the Company and its property.

3.

The registered office of the limited liability company is located at 240 Third Street. Macon, Bibb County, Georgia 31201 and the registered agent at such address is C. Brown Edwards, Jr.

4.

The organizer of the limited liability company is C. Brown Edwards. Jr. at P. O. Box 1606, Macon, Georgia 31202-1606.

5.

The mailing address of the initial principal office of the limited liability company will be 4899 Raley Road, Macon, Georgia 31206.

GEORGIA PCS LEASING, L.L.C.

BY:	/s/ C. Brown Edwards, Jr.
C. Brown Edwards, Jr.